Exhibit 99.3

Consent of Manager Nominee

CenterPoint Energy Houston Electric, LLC and CenterPoint Energy Restoration Bond Company III, LLC (the “Issuer”) are filing a Registration Statement on Form SF-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of the Issuer’s Series 2026-A Senior Secured System Restoration Bonds. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a person about to become a manager of the Issuer as identified in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

/s/ Bernard J. Angelo
Bernard J. Angelo